                                                                      EXHIBIT 11


                     COMPUTER NETWORK TECHNOLOGY CORPORATION

       Statement Re: Computation of Net Income Per Basic and Diluted Share
                      (in thousands, except per share data)
                                   (Unaudited)

                                                                             Weighted Average         Per Share
                                                         Net Income         Shares Outstanding          Amount
                                                         ----------         ------------------          ------
Three Months Ended July 31, 2000:
    Basic                                                $    2,053                 24,102             $    .09
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  1,823                 (.01)

                                                   -------------------------------------------------------------------
    Diluted                                              $    2,053                 25,925             $    .08
                                                   ===================================================================


Three Months Ended June 30, 1999:
    Basic                                                $    1,786                 23,062             $    .08
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  3,164                 (.01)

                                                   -------------------------------------------------------------------
    Diluted                                              $    1,786                 26,226            $     .07
                                                   ===================================================================

Six Months Ended July 31, 2000:
    Basic                                                $    3,883                 24,020             $    .16
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  2,132                 (.01)

                                                   -------------------------------------------------------------------
    Diluted                                              $    3,883                 26,152             $    .15
                                                   ===================================================================

Six Month Ended June 30, 1999:
    Basic                                                $    4,483                 22,773             $    .20
    Dilutive effect of employee stock purchase
    awards and options(1)                                         -                  2,876                 (.03)

                                                   -------------------------------------------------------------------
    Diluted                                              $    4,483                 25,649             $    .17
                                                   ===================================================================

(1) Potential dilutive securities, consisting of outstanding stock options and shares issuable under the employee stock purchase plan, are included in the computation of diluted net income per share using the treasury stock method.